Exhibit 99.1

Zion Oil Commences Drilling Operations on its Elijah #3 Well

Dallas, Texas and Caesarea, Israel – Oct 21, 2009 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) announced today that drilling operations have begun on its Elijah #3 well.

Utilizing the 2,000 horsepower drilling rig used to drill Zion's Ma’anit-Rehoboth #2 well, Zion has commenced drilling its Elijah #3 well toward the Triassic geological formation, which is expected below approximately 10,000 feet (3,048 meters). Zion then plans to continue drilling to the Permian geological formation, down to a total depth below 17,000 feet (5,182 meters).

The rig will operate on a 24 hour basis utilizing two drilling crews on 12 hour shifts. Samples will be collected, continuously analyzed for hydrocarbon content and stored.

For updates on the drilling activity, please visit Zion’s website: “www.zionoil.com”.

Zion’s Chief Executive Officer, Richard Rinberg, said today, “We are excited to announce the next step in our planned multi-well drilling program. On Sunday October 18, 2009 we commenced drilling our Elijah #3 well on our Asher-Menashe license and expect that operations will last approximately six months.

On October 2, 2009, after fixing a wellhead in place, we temporarily suspended drilling activities on our Ma'anit-Rehoboth #2 well, drilled by us to a depth of 17,913 feet (5,460 meters), until a smaller rig becomes available for completion operations on the seven zones that warrant completion testing. We expect that the completion rig will be available in December 2009."

Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN” and Zion’s warrants trade under the symbol “ZNWAW”.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph and the Asher-Menashe Licenses, between Netanya, in the south, and Haifa, in the north, covering a total of approximately 162,000 acres and the Issachar-Zebulun Permit Area, adjacent to and to the east of Zion’s Asher-Menashe license area, covering approximately 165,000 acres. Zion’s total petroleum exploration rights area is approximately 327,000 acres.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:
Zion Oil & Gas, Inc.
Brittany Russell, 214-221-4610
dallas@zionoil.com